EXHIBIT 23.1










            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------


The Board of Directors
First Sentinel Bancorp, Inc.:

We consent to the use of our report dated February 6, 2004, incorporated by reference in the Current Report on Form 8-K/A of Provident Financial Services, Inc., dated September 24, 2004, with respect to the consolidated statements of financial condition of First Sentinel Bancorp, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholder's equity, and cash flows, for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K/A of First Sentinel Bancorp, Inc.


                                            /s/ KPMG LLP

                                            KPMG LLP


Short Hills, New Jersey
September 24, 2004